Exhibit 23.5

CONSENT OF BANCO MERRILL LYNCH DE INVESTIMENTOS S.A

We hereby consent to the use of our name and to the inclusion of our presentation of financial analyses, dated May 13, 2009, as Annex G to, and the reference thereto under the caption “ The Stock Swap Merger—Presentations and Valuation Reports—Presentation of Merrill Lynch” in Part Six of, the Prospectus of Votorantim Celulose e Papel S.A., which Prospectus is part of the Amendment No. 1 to the Registration Statement on Form F-4, to be filed on or around November 9, 2009, of Votorantim Celulose e Papel S.A. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Amendment No. 1 to the Registration Statement on Form F-4 of Votorantim Celulose e Papel S.A. in which such Prospectus is included, within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

São Paulo, Brazil, November 9, 2009.

Banco Merrill Lynch de Investimentos S.A

By:	/s/ Andre Aulus Teixeira
Name:	Andre Aulus Teixeira
Title:	Director

By:	/s/ Andre Azevedo
Name:	Andre Azevedo
Title:	Director